Exhibit (b)(2)

FIRST AMENDMENT TO THE

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

FUNDRISE REAL ESTATE INTERVAL FUND, LLC

December 4, 2020

THIS FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (“Amendment”) of Fundrise Real Estate Interval Fund, LLC (the “Company”) is made as of the date set forth above by the undersigned Directors of the Company.

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to that certain Certificate of Formation of Limited Liability Company filed with the Secretary of State of the State of Delaware on April 5, 2019, as amended on November 12, 2019, and has been governed by that certain Second Amended and Restated Limited Liability Company Operating Agreement dated as of October 23, 2020 (the “Agreement”), which amended and restated in its entirety that certain Amended and Restated Limited Liability Company Operating Agreement dated as of November 12, 2019, which amended and restated in its entirety that certain Limited Liability Company Operating Agreement dated as of April 15, 2019;

WHEREAS, Section 10.1 of Article X of the Agreement provides that the Agreement may be amended without the vote or consent of Members by an instrument in writing signed by a majority of the Directors then holding office; and

WHEREAS, the Board of Directors of the Company desires to amend the Agreement as hereinafter provided;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.       A new Section 7.4 is hereby added to Article VII as follows:

Section 7.4. Waiver of Section 18-305 Rights.

Members hereby waive, to the fullest extent permitted by law, their rights to request to review and obtain information relating to and maintained by the Company, including, but not limited to, names and contact information of Members, information listed in Section 18-305 of the Delaware Act and any other information deemed to be confidential by the Company in its sole discretion. In addition, Members shall not seek to compel the Company to produce any information described in the preceding sentence or pursuant to any statutory scheme or provision. BY AGREEING TO BE SUBJECT TO THE WAIVER PROVISIONS, INVESTORS WILL NOT BE DEEMED TO WAIVE THE COMPANY’S COMPLIANCE WITH THE FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

2.	Section 3.9 of Article III is hereby deleted in its entirety and conforming changes are hereby made throughout the Agreement.

3.	All capitalized terms used herein but not otherwise defined will have the meanings given to such term in the Agreement. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment;

4.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

5.	The undersigned hereby certify that this Amendment has been duly adopted in accordance with the provisions of the Agreement.

6.	This instrument may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned, constituting at least a majority of the Directors of the Company, have executed this Amendment as of the day and year first written above in their capacity as Directors of the Company, and not in their individual capacities.

/s/ Jeffrey R. Deitrich	/s/ Benjamin S. Miller
Jeffrey R. Deitrich	Benjamin S. Miller

/s/ Glenn R. Osaka	/s/ Alexander J. Rouse
Glenn R. Osaka	Alexander J. Rouse

/s/ Gayle P. Starr
Gayle P. Starr